Exhibit 99.1

Contact:
John Reseburg	Chris Evenden
Corporate Communications	Investor Relations
Electronic Arts	Electronic Arts
650-628-3601	650-628-0255
JReseburg@ea.com	cevenden@ea.com

HEIDI UEBERROTH JOINS THE ELECTRONIC ARTS
BOARD OF DIRECTORS

REDWOOD CITY, Calif. - November 8, 2017 - Electronic Arts Inc. (NASDAQ: EA) today announced that Heidi Ueberroth has been appointed to EA’s Board of Directors effective November 7, 2017.

Heidi Ueberroth is the President of Globicon, a private investment and advisory firm focused on media, sports, entertainment and hospitality industries. Prior to Globicon, Heidi spent nearly 20 years at the National Basketball Association in a number of senior positions, most recently as President, NBA International, where she was instrumental in the global expansion of the NBA’s brand and businesses. She oversaw the NBA’s international business functions across television and digital media, marketing partnerships, consumer products, events, marketing communications, and new business initiatives. Prior to joining the NBA, she worked at ESPN and Ohlmeyer Communications Company. She serves on the Board of Directors of Four Seasons Hotels and Resorts, the Pebble Beach Company and is a member of the Council on Foreign Relations. She is also a director on several non-profit boards.

“At Electronic Arts, we continue to expand our global reach with our network, esports competitions and growing ecosystems of content engaging more players and driving new opportunities with partners, sponsors and media,” said Andrew Wilson, CEO of EA. “Heidi Ueberroth brings extensive executive experience across sports branding, entertainment and international growth. We look forward to her unique perspective and leadership on our Board of Directors.”

“EA is a leader and pioneer in interactive entertainment,” said Heidi Ueberroth. “I look forward to working with EA’s board and management during this exciting period of continued growth, transformation and international expansion.”

Heidi is a graduate of Vanderbilt University and serves on its Arts and Science Board of Visitors. She lives in San Francisco, California.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers. EA has more than 300 million registered players around the world.

In fiscal year 2017, EA posted GAAP net revenue of $4.8 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as The Sims™, Madden NFL, EA SPORTS™ FIFA, Battlefield™, Need for Speed™, Dragon Age™ and Plants vs. Zombies™. More information about EA is available at www.ea.com/news.

Ultimate Team, EA SPORTS, Battlefield, Battlefield 1, The Sims, Need for Speed, Dragon Age, and Plants vs. Zombies are trademarks of Electronic Arts Inc. NBA, John Madden, NFL and FIFA are the property of their respective owners and used with permission.

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